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                                                                   Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 21, 1997 appearing on page F-2 of Developers Diversified Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated January 15, 1997 relating to the combined statement of revenue and certain expenses for the year ended December 31, 1996 of Great Northern Shopping Center, which appears on page F-2 of the Current Report on Form 8-K dated June 16, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP
Cleveland, Ohio
October 2, 1997